                                                                 EXHIBIT 10(a)

                              EMPLOYMENT AGREEMENT        Amended as of 2/1/97
                              --------------------

      THIS AGREEMENT, dated as of January 1, 1992, by and between CHRISTOPHER
J. MURPHY III, hereinafter referred to as "Executive', and 1st SOURCE CORPORATION, an Indiana corporation, hereinafter referred to as "Employer,' WITNESSETH; That

      WHEREAS, Executive is currently employed as the President of Employer and Employer's subsidiary, 1st Source Bank, hereinafter referred to as "Bank,' pursuant to the terms of an Employment Agreement between Employer and Executive dated as of March 1, 1988, hereinafter referred to as the "Prior Agreement'; and

      WHEREAS, Employer desires to assure the continued service of Executive, and Executive is willing to provide such service on the terms and conditions specified herein.

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Employer and Executive hereby agree as follows:

      1.    Employment Position.  The parties agree that the employment of
            -------------------
Executive by Employer shall continue for the term referred to in Section 2. Employer agrees to continue the employment of Executive in a senior officer position with a title of not less than President of either Employer or Bank, or both of them, and agrees that Executive will serve as a director of both Employer and Bank.

      Executive shall devote his full time during business hours to the performance of his duties hereunder and shall at all times use his best effort to promote the best interests of Employer. Executive shall report to the Chairman of the Board of Employer, or the Board of Directors of Employer, or such person or persons as shall be designated by either the Board of Directors or the Executive Committee of Employer, from time to time and consistent with the position of Executive. The assignments of Executive initially shall include:

      (a) full management responsibility for all operating divisions of Employer and its subsidiaries;

      (b) such additional and specific duties as may be reasonably assigned to Executive by either the Board of Directors or Executive Committee of Employer.

      Employer also agrees to provide to Executive during the term of this Agreement an adequate staff, together with such facilities and secretarial support consistent with a senior employment position to permit the performance by Executive of the duties assigned to him.

                                                                 EXHIBIT 10(a)

      For the purpose of this Agreement, the Board of Directors of Employer is sometimes referred to herein as "Board.'

      2.    Term.  The term of this Agreement shall be from the date hereof
            ----
until December 31, 1997, unless terminated sooner in accordance with section 5 or section 6 hereof, provided, however, that the term shall be automatically extended for an additional year on January 1, 1993, and on January 1 of each year thereafter, unless either party hereto gives written notice of an intention not to extend this Agreement on or before September 30 of the preceding year, in which case no further automatic extension shall occur and the term of this Agreement shall end on December 31, five (5) years subsequent to the date of the last automatic extension.

      3.    Compensation and Benefits.
            -------------------------

      (a)   Base Salary.  Executive shall be paid a base salary of not less
            -----------
            than Three Hundred Thousand Dollars ($300,000) and with ($20,000) of such base paid on January 1 of each calendar year, with increases thereafter each year as may be determined by Employer, but not less than five percent (5%) in excess of the base salary paid during the previous year.

      (b)   Incentive Compensation.  In addition to amounts paid to Executive
            ----------------------
            as salary and for other benefits, Executive will participate on a "phantom' basis in the Company's Executive Incentive Plan at a minimum "partnership' rate of 15% of base salary. All amounts awarded will be received and earned as if awarded under the plan except that Executive will receive cash compensation in lieu of stock.

      (c)   Benefit Plans.  During the term of this agreement, Executive shall
            -------------
            be entitled to participate, at a level commensurate with his position, in all benefit plans Employer presently has or hereafter adopts for its officers or employees, including (without limitation) pension, profit sharing, or any group life or health insurance, hospitalization or other similar plans, any eligibility or waiting periods to be waived to the extent feasible. In plans where stock is awarded and Executive is not permitted to receive such stock; cash or its equivalent will be paid to Executive.

      (d)   Stock Option.  As of January 1, 1992, and on each of the next four
            ------------
            anniversary dates, Employee is granted an option to purchase 10,000 shares of company stock at a price of $29.75 per share, or an aggregate of 50,000 optioned shares. The options may be exercised at any time up to ten years following the date of grant.

                                                                 EXHIBIT 10(a)


      (e)   Life Insurance.  Company will purchase $1 million ($1,000.000.00)
            --------------
            of life insurance for the benefit of Executive, his family or estate as he may direct.

      (f)   Death Benefit.  If Executive should die during the term of this
            -------------
            Agreement, the Corporation shall pay to his estate or such other beneficiary that the Executive may designate in writing an additional death benefit equal to three (3) times the base salary and bonus paid to Executive in the preceding year.

      (g)   Additional Benefits.  Executive shall be entitled to receive four
            -------------------
            (4) weeks vacation each year without reduction of compensation during the term of this Agreement.

      A club membership will be provided by Employer for Executive to at least one country club and to one club in downtown South Bend, Indiana, with the initiation fees, monthly fee and appropriate business related expenses paid by Employer.

      One automobile shall be provided by Employer to Executive on a full lease basis consistent with the title and position of Executive.

      4.    Disability.  In the event that this Agreement is terminated by
            ----------
reason of Executive's Disability, Executive will continue to receive his base salary for up to one year from the date of the termination and shall also participate in any other disability compensation programs, including any Salary Continuance Plan in effect at that time for officers or executives of Employer. For purposes of this Agreement, "Disability' means Executive's inability by reason of illness or other physical or mental impairment to perform the duties required by his employment for any consecutive one hundred eighty (180) day period, provided that written notice of any termination for Disability shall have been given by Employer to Executive prior to the full resumption by him of the performance of such duties.

      5.    Termination by Employer; Death or Disability.
            --------------------------------------------

      (a)   With Cause.  In the event the Board determines that Executive is
            ----------
            guilty of gross dereliction of duty or of fraud or dishonesty in connection with the performance of his duties under this Agreement, the Board may terminate this Agreement such termination to be effective thirty (30) days after the Board gives written notice to Executive setting forth with specificity the reason or cause for terminating the Agreement. In such event, the compensation and other benefits provided for in this Agreement shall terminate on the date specified by the Board in the written notice of termination delivered to Executive.

                                                                 EXHIBIT 10(a)

      (b)   Without Cause.  If Employer shall discharge Executive from his
            -------------
            employment hereunder for any reason other than one set forth in section 5(a), or if it shall be determined by a court of competent jurisdiction that the discharge under section 5(a) was not justified, or if Employer violates the provisions of this Agreement in a material manner, Executive shall have the right to terminate his obligations and duties hereunder, but the rights of Executive to receive the compensation provided for in Section 3 shall continue nevertheless to be fully in effect for the remaining term of this Agreement in the same manner as would have been payable absent such termination. Notwithstanding the foregoing Employer shall have the right at any time after the termination contemplated by this section 5(b) to pay Executive in a lump sum the then present value of the amount payable to Executive discounted at the then current savings rate for the Bank under this section 5(b).

      (c)   Death or Disability.  This Agreement shall terminate in the event
            -------------------
            of the death or Disability of Executive. In such event, Executive, his estate or designee shall be entitled to the death or Disability benefits provided in sections 3(e) and 4 of this Agreement.

      6.    Termination By Executive.  Executive may, at any time upon
            ------------------------
written notice to Employer, immediately terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason' shall mean any adverse change in Executive's status or position as President of Employer or Bank or as a director of either including, without limitation, as a result of a material diminution of his duties or responsibilities or the assignment to him of duties or responsibilities which, in his reasonable judgment, are inconsistent with such status or positions, or any removal of Executive from, or any failure to reappoint or reelect him to, any such position (except in connection with the termination of his employment pursuant to section 5(a) or 5(c) or by him for other than Good Reason), or any attempt to require Executive to relocate outside of the metropolitan area of his current residence.

      (a) If such termination does not follow a Change of Control of Employer or Bank, Executive shall continue to receive his Base Salary as then in effect for a period of twelve (12) months after the effective date of such termination, in the same manner as such Base Salary would have become payable pursuant to this Agreement absent such termination.

      (b) If such termination occurs within one (1) year after a Change of Control of Employer or Bank, as severance pay and in lieu of any further compensation for periods subsequent to the effective date of such termination, Executive shall receive an amount in cash equal to 2.99 times his "annualized includable compensation for the base period' (as defined in Section 28OG(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code')).

      (c)   Each of the events specified in the following clauses (i) through
            (iii) of this section 6(c) shall be deemed a "Change in Control':
            (i) any third person, including a "group' as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of 20% or more of the then outstanding shares of common stock of Employer or Bank or

                                                                 EXHIBIT 10(a)

            the combined voting power of the then outstanding voting securities of Employer or Bank entitled to vote for the election of the Board of Directors of Employer or Bank (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of Employer or Bank shall cease to constitute a majority of such Board of Directors or (iii) the shareholders of Employer shall approve an agreement providing a sale or other disposition of all or substantially all the assets of Employer.

      7.    Assignment.  This Agreement is a personal contract, and the
            ----------
rights and interest of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated. Except as otherwise may be herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

      8.    Amendment.  This Agreement may be amended only by a written
            ---------
instrument signed by the parties hereto after approval by either the Board or Executive Committee of Employer.

      9.    Governing Law.  This Agreement shall be governed by and construed
            -------------
in accordance with the laws of the State of Indiana.

      10.   Fees and Expenses.  If a dispute arises regarding the
            -----------------
interpretation or enforcement of this Agreement and Executive obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the fullest extent permitted by law.

      11.   Miscellaneous.  No provision of this Agreement may be modified,
            -------------
waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except for the award of stock options made under the Prior Agreements which remain in effect, this Agreement supersedes the Prior Agreement in its entirety.

      12.   Restrictive Covenants.  In order to induce Employer to enter into
            ---------------------
this Agreement, Executive hereby agrees as follows:

      (a)   While Executive is employed by Employer and for a period of twelve
            (12) months after the effective date of termination of such employment for reasons other than those set forth in section 5(b) of this Agreement, Executive shall not divulge or furnish any trade secrets (as defined in IND. CODE Sec. 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation,

                                                                 EXHIBIT 10(a)

            other than Employer or with its prior written consent, or use any such trade secret or confidential information directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than Employer, as such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

      (b) For a period of twelve (12) months after the effective date of termination of Executive's employment hereunder for reasons other than those set forth in section 5(b) of this Agreement, Executive shall not, directly or indirectly, provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer at the time of such provision of services or solicitation which Employee served either alone or with others while employed by Employer within St. Joseph, Elkhart, Marshall or LaPorte Counties in the State of Indiana, or assist any actual or potential competitor of Employer to provide banking or bank-related services to, or solicit the banking or bank-related business of, any such customer in any such area, and Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive's employment by Employer within such area; provided, however, that Executive may own not
                              --------  -------
            more than five percent of the voting securities of any entity providing banking or bank-related services within such area if the voting securities of such entity are traded on a national securities exchange or quoted on a national interdealer quotation system.

      (c) Executive acknowledges that any violation of this section 12 would cause irreparable harm to Employer, that damages for such harm would be incapable of precise measurement and that, accordingly, Employer would not have an adequate remedy at law to redress the harm caused by such violation. Therefore, Executive agrees that, in addition to any other remedy, Employer shall be entitled to immediate (i.e., without prior notice) preliminary and final injunctive relief to enjoin and restrain any violation of this section 12.

      If Executive's employment is terminated during the Term of this Agreement for reasons set forth in section 5(b) of this Agreement, Executive shall have no obligations to Employer with respect to trade secrets, confidential information or noncompetition under this section 12.

      13.   Tax Matters.  Anything in this Agreement to the contrary
            -----------
notwithstanding, in the event that Employer's independent public accountants determine that any payment by Employer to or for the benefit of Executive, whether paid or payable pursuant to the terms of this Agreement, would constitute an "excess parachute payment' within the meaning of Section 28OG of the Code, then such amount payable or any other amount payable to or for the benefit of Executive pursuant to this Agreement shall be reduced (but not below zero) to an amount

                                                                 EXHIBIT 10(a)

which maximizes the amount payable to or for the benefit of Executive without causing the payment to be non-deductible by Employer because of Section 28OG of the Code.

      14.   No Duty to Mitigate.  Executive is not required to mitigate the
            -------------------
amount of salary or benefits payable pursuant to this Agreement upon termination of his employment by seeking other employment or otherwise, nor shall any amount provided to be paid by Employer pursuant to this Agreement upon termination of Executive's employment be reduced by any compensation earned by Employee as a result of employment by another employer that is not in violation of Executive's obligations under section 12.

      15.   Severability.  The invalidity or unenforceability of any
            ------------
provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      16.   Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                             /s/ CHRISTOPHER J. MURPHY, III
                                             ----------------------------------
                                             Christopher J. Murphy, III

                                             1st SOURCE CORPORATION, an
                                             Indiana corporation

                                             By /s/ ERNESTINE M. RACLIN
                                             ----------------------------------
                                                Ernestine M. Raclin,
                                                Chairman

                                                                 EXHIBIT 10(a)

Attest:

/s/ VINCENT A. TAMBURO
---------------------------------
Vincent A. Tamburo

Its
   ------------------------------
   Secretary


(Corporate Seal)



Ratified by the Board of Directors of Employer as of   April 21, 1992.
                                                     ----------------

                                   /s/ VINCENT A. TAMBURO
                                   ----------------------------------------
                                   Vincent A. Tamburo
                                   Secretary

                                                                 EXHIBIT 10(a)

                    AMENDMENT TO EMPLOYMENT AGREEMENT


      THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment') is  made as of the
1st day of    March   , 1997,  between 1st SOURCE CORPORATION ("Employer')
---        -----------
and CHRISTOPHER J. MURPHY, III ("Executive').

                                   RECITALS
                                   --------
      1. Employer and Executive have entered into an Employment Agreement dated as of January 1, 1992 ("Agreement').

      2. Employer and Executive desire to amend the Agreement as provided below.

                                  AGREEMENT
                                  ---------
      In consideration of the premises and the following undertakings, Employer and Executive agree as follows:

      1. Effective February 1, 1997, Section 13 is amended to read as follows:

            13.    CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER.
                   ---------------------------------------

            (a) In the event that Section 28OG of the Code is determined to apply to the payments to be made by Employer to Executive under this Agreement or other compensation or benefit programs, and in the event of any excise tax ("Excise
                   Tax") that may be imposed by Section 4999 of the Code become payable by Executive because of any of the payments made to Executive under this Agreement or otherwise, the Employer will pay to Executive an additional amount ("Gross-up Payment') at least 60 days prior to the due date for payment of the Excise Tax. The Gross-up Payment shall be in an amount such that, after payment by Executive of all taxes (including, without limitation, all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction of Executive by virtue of the inclusion of the Gross-up Payment in Executive's adjusted gross income) and interest and penalties with respect to such taxes imposed upon the Gross-up Payment, Executive retains an amount equal to the Excise Tax. Employer shall notify Executive of its determination of the amount of payments under this Agreement subject to the Excise Tax (which determination shall be made by an accounting firm selected by Employer) and shall provide Executive with a receipt for the Excise Tax paid.
                   Executive shall report the amount indicated in Employer's notice as the amount subject to the Excise Tax on Executive's Federal income tax return.

            (b) If, for any reason, the Internal Revenue Service or any other taxing authority proposes an adjustment to the amount of Excise Tax due with respect to any payments or with respect to any additional amounts received by Executive pursuant to this Agreement, Executive will notify Employer immediately of such proposed adjustment and shall give Employer the right to contest such

                                                                 EXHIBIT 10(a)

                   proposed adjustment on Executive's behalf; provided, however, that Executive may pay such claim if Employer does not take any action prior to the time such payment is due. Employer shall bear and pay directly all costs related to or associated with any contest, regardless of outcome, and shall have complete control over such contest as it relates to the Excise Tax, including whether such contest shall be by way of non-payment of the Excise Tax, payment of the Excise Tax under protest, or payment of the Excise Tax accompanied by a claim for a refund. Employer shall pay to Executive (i) an amount equal to the Excise Tax required to be paid to the Internal Revenue Service by Executive as a result of the outcome of any contest, any penalties or interest thereon, and (ii) a Gross-up Payment computed in the same manner and subject to the same adjustments as other
                   Gross-up Payments previously described. Payment by Employer of an amount equal to the Excise Tax and Gross-up Payment shall be made to Executive in advance of the due date for payment of Excise Taxes.

            (c) In the event that the amount of any additional payments made pursuant to this Section 13 exceeds the amount determined to have been due, the excess additional amounts made shall constitute a loan by Employer to Executive payable within 30 days after receipt by Executive of the refund from the Internal Revenue Service together with any interest received.

            2. Effective February 1, 1997, a new section 17 is added to read as follows:

            17.    RESOLUTION OF DISPUTES.
                   ----------------------

            Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest, regardless of outcome, by Employer, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive concerning the amount of any payment pursuant to this Agreement).

            All terms and conditions of the Agreement, except those expressly amended by this Amendment, shall remain in full force and effect.


                                             1st SOURCE CORPORATION


Signed by Directive of Philip J. Faccenda,   By: /s/ LARRY E. LENTYCH
Chairman of the Executive Compensation          -------------------------------
Committee                                          Larry E. Lentych

                                             Printed Name: Larry E. Lentych
                                                           --------------------

                                             Title: CFO
                                                    ---------------------------

                                             /s/ CHRISTOPHER J. MURPHY, III
                                             ----------------------------------
                                             Christopher J. Murphy III